CUSIP No. 868168105	Page 1 of 1 Pages

Exhibit 2

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Justin C. Jacobs and Eric Yanagi, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Superior Industries International, Inc., a Delaware corporation. The authority of Justin C. Jacobs and Eric Yanagi under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of Superior Industries International, Inc. unless earlier revoked in writing. The undersigned acknowledges that Justin C. Jacobs and Eric Yanagi are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated: August 16, 2021	/s/ Thomas E. Lynch
Thomas E. Lynch